Exhibit 14

Consolidated Graphics, Inc.
and Its Subsidiaries and Affiliates
(the “Company”)

CODE OF ETHICS

INTRODUCTION

From complete printing solutions to superior customer service, excellence is an integral part of Consolidated Graphics and key to our consistent success.  In today’s business environment, excellence also means demonstrating the highest ethical and professional standards.  As one of America’s premier providers of printing services, our guiding principles require honesty, integrity and quality in all that we do.  This Code of Ethics (the “Code”) has been adopted to further communicate our guiding principles.

This Code addresses a wide range of business practices and procedures and is a guide to ethical decision-making.  It does not cover every issue that may arise, but it sets out the Board of Directors’ (the “Board”) basic principles to guide all employees, officers and directors of the Company (“Company Personnel”).  Some topics covered in the Code may also be explained in greater detail in separate Company documents (e.g., the Employee Handbook) and such documents should be viewed as being complementary to one another.  All Company Personnel must conduct themselves in accordance with the policies in this Code and seek to avoid even the appearance of improper behavior as even one instance of a person failing to act with integrity can damage our reputation and compromise the public’s trust.

We ask even more of our leaders in the Company.  Company Personnel holding a leadership position (officers, managers and supervisors) have the additional responsibilities of ensuring that (1) employees under their supervision are properly trained, (2) they possess the knowledge to answer questions from employees under their supervision regarding Company values, policies and procedures, and (3) they foster an environment of clear and open communication where issues are brought forward throughout the Company without fear of retribution or retaliation.

If Company Personnel are in a situation which they believe may violate or lead to a violation of law or this Code, Company Personnel may address the matters directly with their supervisor or they may directly contact the Company’s Executive Vice President — Human Resources and Labor Relations at 713-787-0977.  Alternatively, Company Personnel can follow the guidelines described in Section 1 of this Code for confidential or anonymous communications.

NOTE:  THIS CODE IS NOT A CONTRACT OF EMPLOYMENT NOR AN ASSURANCE OF CONTINUED EMPLOYMENT AND IT DOES NOT CHANGE ANY PERSON’S EMPLOYMENT STATUS WITH THE COMPANY.  THIS CODE IS NOT INTENDED AND DOES NOT, IN ANY WAY, CREATE ANY RIGHTS IN ANY EMPLOYEE, CLIENT, SUPPLIER, COMPETITOR, SHAREHOLDER OR ANY OTHER PERSON OR ENTITY.  COMPANY PERSONNEL WHO VIOLATE THE

STANDARDS IN THIS CODE WILL BE SUBJECT TO DISCIPLINARY ACTION, UP TO AND INCLUDING TERMINATION OF EMPLOYMENT.

I.                                        REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

All Company Personnel should report violations of laws or violations of this Code, as well as cooperate in any internal investigation.  All Company Personnel are encouraged to talk to their supervisors, the corporate human resource department or other appropriate personnel about observed or suspected illegal or unethical behavior.  It is the policy of the Company not to allow retaliation or retribution for reports made in good faith of actual or suspected misconduct.  Since the Company cannot anticipate every situation that will arise, it is important to approach any potential problem in the following manner:

•                                          If confronted with a situation that is potentially illegal or unethical, ask yourself (and be prepared to answer) “Exactly what am I being asked to do?” or “Exactly what did I just see?”

•                                          Clarify your own responsibility and role within the Company pertaining to this matter.

•                                          Use your common sense — after some self-examination, if your common sense says the situation is unethical or illegal, it is time to involve an authorized representative of the Company such as your supervisor, the corporate human resource department or the Executive Vice President — Human Resources and Labor Relations of the Company — it is the responsibility of the authorized representatives of the Company to address and help solve any problems.

•                                          Make sure all the facts, times and names pertaining to the situation are in order to fully inform the individual you contact.  A sufficiently detailed description of the factual basis for the allegation should be given in order to allow for an appropriate investigation.

•                                          The Company understands that there may be situations when an individual may want to report concerns about matters addressed by the Code anonymously or with confidentiality.  In such situations, the individual may report actual or suspected illegal or unethical behavior, including questionable accounting or auditing matters, by calling 1-877-291-7770 in the US or Canada or the CGX hotline phone number posted at your facility and, at their option, remain anonymous or request that their identity remain confidential.  The Company will keep reports confidential to the fullest extent possible, consistent with conducting an adequate investigation.  All reports will be reviewed by an appropriate officer of the Company or a member of the Board, such as the Audit Committee Chairman, depending on the nature of the report.

Remember:  If an individual reporting actual or suspected illegal or unethical behavior, including questionable accounting or auditing matters, does not identify him or herself, the Company might not be able to respond appropriately to the individual’s concern.  Further, there may come a time when the Company cannot proceed with an investigation of a reported problem without obtaining additional information from the reporting person.

II.                                   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is integral to the ethical standards of this Code.  All Company Personnel must follow applicable federal and foreign laws, as well as the laws of each city and state in which the Company operates.  While it is not expected that each person know all details of the law, it is important that each person know when to seek advice from authorized Company representatives.  Reasons for violations such as “everyone does it” will not be tolerated.

III.                              CHANGES AND WAIVERS OF THE CODE OF ETHICS

Changes in or waivers of the Code may be made only by the Board or its appointed committee.  However, changes or waivers pertaining to any member of the Board, the Chief Executive Officer, Chief Financial Officer, Controller or persons of similar functions, and any other executive officers of the Company (“Principal Officers”), may be made only by the independent directors on the Board or a committee of the Board consisting of independent directors.  All changes in or waivers of the Code for Principal Officers will be promptly disclosed as required by applicable law and the NYSE listing requirements.

IV.                               CONFLICTS OF INTEREST/RELATED PERSON TRANSACTIONS

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company.  A conflict situation can arise when Company Personnel take actions or have interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest may also arise when Company Personnel, or members of their family, receive improper personal benefits as a result of their position in the Company.  Loans to, or guarantees of loans, to Company Personnel or their family members may create conflicts of interest; accordingly, such actions are strictly prohibited.  It is always a conflict of interest for Company Personnel to work simultaneously for a customer, supplier or competitor and may be a conflict of interest for their family members to do so.  The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on behalf of the Company.  If a conflict of interest becomes unavoidable, the best policy is to make an immediate and full disclosure to an authorized Company representative; the Company will work to address the conflict in the best possible manner.

A conflict of interest can also arise in connection with “related person transactions”, i.e., when the Company does business with a supplier or customer in which Company Personnel or their family members have an investment or other financial interest.  Company policy (i) strictly prohibits related person transactions involving Principal Officers unless a prior waiver is obtained pursuant to Section III above and (ii) for all other related person transactions, requires advance disclosure of the relationship, advance review and approval of proposed related person transactions by an authorized independent Company representative, and timely reporting thereof.

V.                                    COMPANY OPPORTUNITIES

Company Personnel may, from time to time, find it possible to take personal advantage of unique opportunities gained through use of Company property, information or position.  Accordingly, Company Personnel may not use Company property, information, or position for improper personal gain, and may not compete with the Company directly or indirectly.  All Company Personnel owe a duty to the Company to advance its legitimate interests at every available opportunity.

VI.                               CONFIDENTIAL INFORMATION

Company Personnel may from time to time gain access to information of a confidential nature (either regarding the Company, or regarding Company Personnel, investors, suppliers or customers).  Maintaining the confidentiality of the information entrusted to the Company is at all times expected, except where disclosure is required by law.  The legal right of Company Personnel to use and access the Company’s confidential information is limited to the use and access necessary for such Company Personnel to perform their respective job responsibilities.  All non-public information should be considered confidential information.  Confidential information may include, but is not limited to, all information belonging to, used by, or developed by the Company (or its customers) including or relating to internal operations, policies and procedures, trade secrets, business plans or strategies, marketing plans, pricing, billing information, actual or potential customer lists, contracts, contract terms and conditions, sales lists, process descriptions, technology, software source codes, research and development plans, computer programs, computer software and systems, inventions, developments, employee lists, employee salary information and other records relating to Company Personnel and any unpublished financial data, as well as all non-public information that might be of use to an outside party in a manner disadvantageous to the Company or Company Personnel, investors, suppliers or customers.  The obligation to preserve confidential information continues even after employment ends.

VII.                          INSIDER TRADING

Use of confidential information of the Company for securities trading purposes is specifically prohibited.  The prohibition extends not only to trading in securities of the Company, but also trading in securities of any other company with which the Company competes or conducts business.  Under federal securities laws, it is unlawful for any person who, by virtue of his or her relationship with the Company, has access to material nonpublic information concerning the Company, to:

•                                          buy or sell securities of the Company or any other entity to which the information may relate;

•                                          disseminate the information, directly or indirectly, to friends, family or others (“tip”) who in turn trade on or misuse the information; or

•                                          use the information in any other manner to achieve personal gain.

Remember:  To use confidential information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but may also be a criminal offense.  The restrictions of this policy also apply to your family members and others living in your household.  You are responsible for their compliance with securities laws and this Code.  Refer also to the Consolidated Graphics, Inc. Insider Trading Policy for further detail.  It is your responsibility to be familiar with, and comply with, the Insider Trading Policy as it may be amended from time to time.

VIII.                     COMPETITION AND FAIR DEALING

Company Personnel should strive to help the Company outperform the competition at every opportunity.  This should be done honestly and fairly at all times.  Never make unsupportable promises concerning our products and services, and never make disparaging or false statements or innuendos about competitors or former Company Personnel.  We seek competitive advantages through superior performance, but never through unethical or illegal business practices.  Theft of proprietary information or possession and use of trade information without the owner’s consent (or inducement of such disclosures by past or present employees of other companies) is prohibited.  Each employee should endeavor to respect the rights of, and deal fairly with, the Company’s customers, suppliers, competitors and employees.  No Company Personnel should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair practice.

IX.                              BUSINESS GIFTS AND PAYMENTS TO OR FROM THIRD PARTIES

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair or illegal advantage with customers, suppliers or competitors.  Attempting to influence any third party through bribes, kick-backs or pay-offs is strictly prohibited and will result in immediate disciplinary action.  No gift or form of entertainment should ever be directly or indirectly offered, given, or provided by any Company Personnel or their family members, to any customer, supplier or competitor of the Company, unless it meets all of the following criteria:

•                                          it is not a cash gift,

•                                          it is consistent with customary business practices,

•                                          it is not excessive in value,

•                                          it cannot reasonably be construed as a bribe, kick-back or pay-off,

•                                          it is occasional in nature, and

•                                          it does not violate any laws or regulations.

The Company explicitly prohibits all Company Personnel from soliciting or receiving gifts, payments, services or anything else of greater than token or nominal value, including trips, outings, meals, tickets to sporting events and other forms of entertainment that fail to meet all of the following criteria:

•                                          it is not a cash gift,

•                                          it is not excessive in value,

•                                          it is directly associated with the active conduct of business on behalf of the Company,

•                                          it cannot reasonably be construed as a bribe, kick-back or pay-off,

•                                          it is occasional in nature,

•                                          it has received approval of the recipient’s immediate supervisor, and

•                                          it does not violate any laws or regulations.

Any circumstances that fail to meet all of the above criteria require prior authorization from the Chief Executive Officer.  Policy violations will result in immediate disciplinary action.

X.                                   POLITICAL CONTRIBUTIONS/PUBLIC SERVICE

While the Company neither encourages nor discourages participation in political and civic activities at a personal level, no contribution or statement of support may be made on behalf of the Company or using Company resources to any political party, candidate for public office, or charitable or civic organization without written authorization from the Chief Executive Officer or his designee(s).

XI.                              DISCRIMINATION AND HARASSMENT

The diversity of the Company’s employees is a tremendous asset.  The Company is committed to providing equal opportunity employment and any illegal discrimination or harassment will not be tolerated.  Examples of intolerable behavior include but are not limited to derogatory comments regarding physical characteristics (racial, gender, ethnic) and/or unwelcome sexual advances.

XII.                         HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work place.  Company Personnel have a responsibility for maintaining a safe and healthy workplace for all other Company Personnel by following safety and health rules and practices, and reporting accidents and unsafe conditions.  Each operating location is responsible for maintaining all required permits, postings and authorizations applicable to the operating location.

While the Employee Handbook governs employment matters as it pertains to drug and alcohol usage, this Code conveys the overall tone of “zero tolerance” with respect thereto.  Reporting to work in suitable condition to perform required duties, free from the influence of illegal or prescription drugs or alcohol, is always required.  All Company Personnel are required to report to their supervisor the use of any medication, whether or not prescribed by a physician, which may affect judgment or work performance.  The use or sale of illegal drugs at any time, or alcohol in and around the work place, will not be tolerated.  As part of the Company’s commitment to a drug free work place, and as a condition of employment, the Company requires a negative result on drug tests administered:

•                                          prior to employment,

•                                          in connection with testing after all work-place accidents and work related injuries, and

•                                          any other time as the Company may determine in its sole discretion subject to applicable laws, regulations or other agreements governing employment matters.

XIII.                    RECORD-KEEPING

The Company requires honest and accurate recording and reporting of information.  All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal and regulatory requirements and to the Company’s policies and practices.  Unrecorded or “off the book” funds and accounts should not be maintained.  Requests for reimbursement of expenses incurred on behalf of the Company must be properly documented and approved in accordance with Company policy and government regulations.  Periodic and other reports (financial or otherwise) to governmental agencies must present a full, fair, accurate, timely and understandable disclosure regarding the Company’s business and operations.  Business records and internal and external written communication (including email) often become public; exaggeration, derogatory remarks, guesswork, or inappropriate characterizations should be avoided in all internal and external communications.  All records should always be retained in accordance with applicable laws and regulations.

XIV.                     USE OF COMPANY ASSETS

Theft, carelessness and waste have a direct impact on the Company’s profitability.  All Company Personnel should endeavor to protect Company assets and ensure their efficient use.  All Company assets should be used only for legitimate business purposes.  Any suspected incident of fraud or theft should immediately be reported to your supervisor or an authorized representative of the Company.  Company expense accounts, credit cards, bank accounts, intellectual properties such as copyrights, business plans and other resources are strictly limited to Company use; personal charges on Company accounts are prohibited.  Company equipment and facilities are for business use and all personal use should be avoided unless prior approval is received from an authorized representative of the Company.

XV.                          ANTITRUST COMPLIANCE

The purpose of the antitrust laws of the United States (and of many other countries) is to provide a level playing field to economic competitors and promote fair competition by prohibiting collusive business practices and other anticompetitive behavior.  As with all laws, we are dedicated to compliance with antitrust laws in all our activities.  Violations can result in severe penalties, including criminal punishment.  Accordingly, Company Personnel may not under any circumstances or in any context enter into any anticompetitive understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, and should otherwise avoid acting in any manner that gives the appearance that the law is being violated.  Examples of such agreements include, but are not limited to, allocation of markets by competitors (geographically or otherwise), fixing prices, bid-rigging, agreeing with competitors not to bid certain jobs or customers, agreeing with competitors to fix production volumes or quotas, submitting false bids, sharing bid pricing with competitors, and exchanging sensitive data about potential customers.

XVI.                     USE OF SOFTWARE, COMPANY COMPUTERS AND PHONES

It is the policy of the Company to respect the privacy of Company Personnel.  However, the expectation of privacy does not extend to the use of Company assets, including, but not limited to, desks, cabinets, lockers, telephones and computers.  Company management has the right and duty to control the use of the Company’s communications and record systems.  All messages and information generated on or handled by the Company’s communication and record systems are the property of the Company.  All third-party software used by Company Personnel must be properly licensed to the Company.  Software may be distributed only to Company Personnel authorized to use it.  No software may be installed, copied, shared or distributed without prior written approval from the corporate manager having ultimate responsibility for the type of software in question.

XVII.                DOING BUSINESS WITH GOVERNMANTS

U.S. federal law and the laws of most states prohibit giving anything of value to any governmental official with the intent to influence any official act, even if the official is required by law to perform the act.  It is the Company’s policy that any “gratuities”, whether paid for by the Company or by any Company Personnel, to any employee of any government (foreign, federal, state or local) are generally prohibited, unless prior approval of the Chief Financial Officer has been obtained.  “Gratuities” include, but are not limited to, favors, gifts, entertainment, hospitality, loans, transportation, any other tangible items, and any intangible benefits including discounts, passes, and promotional vendor training, given or extended to or on behalf of (government) personnel, their immediate family members, or households, for which fair market value is not paid by the recipient or applicable governmental body or agency.

The Company prohibits the bribery of public officials in the conduct of its business in the U.S. and abroad.  Furthermore, the Company requires strict compliance on the part of all Company Personnel, at all locations worldwide, with the anti-bribery provisions of the Foreign Corrupt Practices Act (“FCPA”).  Generally, the FCPA prohibits bribes, kickbacks, or otherwise giving anything of value to a “government official” in an attempt to influence such government official’s discretionary decision or official action or inaction.  The term “government official” is broadly defined, and includes any officer or employee of a foreign government or governmental department or agency, including low-ranking government employees, as well as non-government employees that carry out governmental functions, political parties and officials, and candidates for political office.  The FCPA prohibitions extend to payments to consultants, agents, or other intermediaries when the payor knows or has reason to know that all or some portion of the payment or “fee” paid to the intermediary will be used to bribe or otherwise influence a government official.  Companies and individuals may be subject to substantial civil and criminal penalties (including imprisonment for individuals) for violations of the FCPA.

In some foreign countries it is customary at times to pay “grease” or “facilitating” payments for routine government actions, usually performed by low-ranking government employees or officials engaged in ministerial duties (e.g., payments in connection with obtaining ordinary licenses, processing official papers such as visa applications or work orders, or establishing common governmental services such as phone, mail, electrical, or water services).  Such “grease” or “facilitating” payments are excepted from the FCPA’s prohibitions, but can only be made if lawful in the country at issue.  Such payments are discouraged by the Company and can only be made, irrespective of the amount, if any such payment is approved in advance and in writing by the Chief Financial Officer.  Any such payment that is so authorized must be legal in the country at issue and be properly recorded in the Company’s financial statements.  It is critical that Company Personnel understand the difference between a bribe and a grease or facilitating payment, so if any Company Personnel are confronted with a request for such payment they must consult with the Chief Financial Officer before taking any action.

XVIII.           MISCELLANEOUS

The Company expressly reserves the right to unilaterally change its policies, guidelines and related procedures at any time, and to amend or terminate this Code at any time.  Any act by any Company Personnel in violation of applicable law or the Company’s policies, including this Code, is beyond the scope of such individual’s authority, and does not constitute, nor should it be deemed to constitute, an act by or on behalf of the Company.

ADOPTED JUNE 30, 2004, AS AMENDED THROUGH MAY 23, 2013